EXHIBIT 11




                                     CCAIR, Inc.

                          COMPUTATION OF EARNINGS PER SHARE
                                      __________




                                                                           YEARS ENDED JUNE 30
                                                               1995                 1994              1993


Primary earnings:
  Net loss                                                  $(  362,123)        $(4,755,769)        $(2,783,433)

Shares:
  Weighted average number of shares outstanding               7,381,729           7,005,957           6,546,927
  Assumed exercise of options and warrants (1)                  ----                ----                ----

  Total average number of common and common
   equivalent shares used for primary computation             7,630,936           7,005,957           6,546,927

Primary loss per share                                      $(      .05)        $(      .68)        $(      .43)

Fully diluted net loss                                      $(  362,123)        $(4,755,769)        $(2,783,433)

Shares:
  Weighted average number of shares outstanding               7,381,729           7,005,957           6,546,927
  Assumed exercise of options and warrants (1)                  ----                ----                ----

  Total average number of shares assumed to be
   outstanding after full conversion                          7,819,877           7,005,957           6,546,927

Loss per common share assuming
 full dilution                                              $(      .05)        $(      .68)        $(      .43)


(1) The effect of including stock options in 1994 and 1993 would be antidilutive and therefore is excluded from the calculation.